Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 20,492,304.89	0.0001381	$ 2,829.99
Fees Previously Paid
	Total Transaction Valuation:	$ 20,492,304.89
	Total Fees Due for Filing:			$ 2,829.99
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 2,829.99
Offering Note
[1]	* Estimated for purposes of calculating the filing fee only. The transaction valuation was estimated by adding: (i) the product of (A) the sum of (1) 153,957,727 shares of common stock, par value $0.0001 per share (the "Shares") of Applied Therapeutics, Inc. (the "Company"), issued and outstanding; (2) 4,667,480 Shares subject to outstanding restricted stock units; and (B) $0.1275, the average of the high and low sales prices per Share on December 19, 2025, as reported by the Nasdaq Stock Market LLC (which, for the purposes of calculating the filing fee only, shall be deemed to be the "Reference Price"); (ii) the Black-Scholes-based value of the Company's 10,725,000 outstanding warrants pursuant to the terms of the applicable warrant agreement; and (iii) the Black-Scholes-based value of the Company's 1,500,000 outstanding pre-funded warrants pursuant to the terms of the applicable warrant agreement. All Share amounts are based on information provided by the Company as of December 19, 2025. ** The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and the Section 6(b) Filing Fee Rate Advisory for Fiscal Year 2026 beginning on October 1, 2025, issued August 25, 2025, by multiplying the transaction value by 0.00013810.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A